Exhibit 99.1

Contact:		Norman C. Chambers
	(i)	President & Chief Operating Officer
(281) 897-7788

NCI BUILDING SYSTEMS ANNOUNCES

SETTLEMENT OF LITIGATION WITH FORMER CEO

HOUSTON (Aug. 18, 2005) – NCI Building Systems, Inc. (NYSE: NCS) announced today that it has reached an agreement to settle its litigation with Johnie Schulte, NCI’s former Chief Executive Officer, which is pending in the State District Court for Harris County, Texas. The lawsuit, filed in September 2004, asserted violations of non-compete provisions contained in Mr. Schulte’s employment and retirement agreements. Also settled were Mr. Schulte’s counterclaims against NCI.

Although the material provisions of the settlement remain confidential, the settlement will resolve all pending litigation between the parties particularly with regard to certain non-compete provisions. In addition, NCI’s obligation to make any future payments or provide any benefits to or on behalf of Mr. Schulte will cease effective as of January 1, 2005. Under the settlement agreement, neither NCI nor Mr. Schulte made an admission of wrongdoing. The settlement is not expected to have a material impact on NCI’s financial results for fiscal 2005 or thereafter.

This release contains forward-looking statements concerning our business and operations and industry conditions, including among others industry trends, steel pricing, growth expectations and margin expansion. Forward-looking statements involve a number of risks and uncertainties, and our actual performance may differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are industry cyclicality and seasonality, fluctuations in demand and prices for steel, the financial condition of our raw material suppliers, competitive activity and pricing pressure, ability to execute our acquisition strategy and general economic conditions affecting the construction industry. These and other factors that could affect our financial position and results of operations are described in further detail in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in our expectations.

NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates manufacturing and distribution facilities located in 16 states and Mexico.